Exhibit 4.8

CONVERTIBLE PROMISSORY NOTE

US$1,300,000.00	13 April 2011

All references in this Note to monies are to U.S. Dollars

1.           Promise to Pay.   For value received, on or before 31 December 2011 (the “Maturity Date”), HEWITT PETROLEUM, INC., and HEWITT ENERGY GROUP, INC. (collectively, “Makers”) jointly and severally promise to pay to NOSTRA TERRA OIL & GAS COMPANY, PLC (the “Holder”), subject to Section 3 hereof, (i) the principal sum of $1,300,000.00 (the "Maximum Principal Amount") and (ii) the amount of the outstanding principal balance (the "Unpaid Principal Balance") owing to the Holder shall bear interest at the rate of ten per cent (10.0%) per annum.

2.           Conversion.    This Note is delivered pursuant to the terms and provisions of that certain Settlement Agreement of even date herewith entered into by and between Makers and Holder, the terms and provisions of which are incorporated herein by this reference (the "Settlement Agreement"). In the event of any inconsistency or contradiction between the terms and provisions of this Note and the Settlement Agreement, the terms and provisions of the Settlement Agreement shall be deemed to govern and control.

(1) Conversion Privilege of the Holder. Subject to the terms and conditions hereof, the Holder may, at any time and from time to time after the date hereof but before the first anniversary of the date that shares of Richfield Oil & Gas Company (the entity into which Hewitt Petroleum, Inc. has merged as of April 8, 201 1; "Richfield") are listed for public trading and trading on the Toronto Venture Stock Exchange or similar U.S. exchange (the “Conversion Period”), convert, in its sole discretion, all or any amount of the Unpaid Principal Balance into common shares in the capital of Richfield (“Common Shares”) at the rate of four (4) Common Shares for each $1.00 of the Unpaid Principal Balance to be converted (the “Note Conversion Rate”). Should the Holder elect not to exercise its conversion rights during the Conversion Period, Makers jointly and severally promise to pay the Unpaid Principal Balance on\or before the Maturity Date.

(2) Common Shares Fully Paid. All Common Shares issued as a result of any conversion of outstanding Unpaid Principal Balance into Common Shares pursuant to this Note shall be deemed to be fully paid and non-assessable.

(3) Mechanics and Effect of Conversion. The Holder may exercise its conversion privilege provided for herein by giving to Makers not less than 10 days' notice (see the note at the end of this subsection) in writing of Holder's desire to convert all or part of the Unpaid Principal Balance into Common Shares (the "Notice of Conversion"). The Notice of Conversion shall specify the US dollar amount of the Unpaid Principal Balance that the Holder desires to have converted into Common Shares (and the parties acknowledge that the Note Conversion Rate requires conversion to Canadian currency of the US currency value of the conversion of the Unpaid Principal Balance involved in the transaction; the currency conversion shall be deemed to be as of the date of the Notice of Conversion). Upon the expiry of notice period provided for in the Notice of Conversion, Makers shall cause Richfield to issue, at their own expense, to the Holder a certificate or certificates representing fully paid Common Shares upon the basis herein prescribed and in accordance with the provisions hereof to the Holder. Upon conversion of this Note, Makers will be forever released from their obligations and liabilities under this Note with regard to that portion of the Unpaid Principal Balance being converted. No fractional shares of Richfield's capital stock will be issued upon conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, Richfield shall issue to the Holder upon the Conversion that number of Common Shares rounded up to the nearest whole number.

Note: The ten day notification requirement set forth above is not an extension of the thirty day period provided for under the terms of the Settlement Agreement within which Holder is required to exercise the conversion privilege provided for herein, rather the notice described above must be given within the thirty day period required under the terms of the Settlement Agreement. The ten day notice provided for above is to allow Maker to implement the conversion and effect the issuance of the shares into which all or a portion of this Note are being converted.

3.           Payment. All payments Unpaid Principal Balance or accrued interest shall be made in lawful money of the United States by certified check or bank draft drawn on the account of a major United States financial institution and delivered to the Holder at such place as the Holder hereof may from time to time designate in writing to Makers. Payments shall be applied first to all accrued and unpaid interest and then to outstanding principal. Payment of any amount under this Note may be made at any time without penalty; provided, however, that any prepayment must be in an amount of not less than US$25,000 and further provided that prior to any payment hereunder, Makers shall have first given thirty (30) days' prior written notice of such proposed payment (including the amount of such payment, as governed by the Settlement Agreement between Makers and Holder of even date herewith, which sum(s) shall be treated as being made as of the end of the notice period for the calculation of accrued interest on the Unpaid Principal Balance) during which thirty day period, the Holder shall be entitled to convert some or all of the Unpaid Principal Balance, including the amount that Makers have proposed to pay in accordance with such notice, into Common Shares in accordance with the terms hereof.

4.           Notices. Any demand, notice or other communication to be given in connection with this Note shall be given in writing and shall be given by personal delivery, by registered mail or by electronic means of communication addressed to the recipient as follows:

To the Holder:	Nostra Terra Oil & Gas Company, PLC
7308 Centenary Ave.
Dallas, Texas 75225
Attention: Mr. Alden McCall
Facsimile No.: (214) 233-3027

To Makers:                      Hewitt Petroleum, Inc.
15 W. South Temple, Suite 1050
Salt Lake City, UT 84106
Attention: J. David Gowdy
Facsimile No.: (801) 519-6703

or to such other address, individual or electronic communication number as may be designated by notice given by either party to the others in accordance herewith. Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered mail, on the 5th day following the deposit thereof in the mail and, if given by electronic communication, on the day of transmittal (with receipt confirmed) thereof. If the party giving any demand, notice or other communication knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of mail, any such demand, notice or other communication shall not be mailed but shall be given by personal delivery or by electronic communication.

5.           Amendments. Any provision of this Note may be amended only with the written consent of Makers and the Holder. Any amendment effected in accordance with this Section 6 shall be binding upon Makers and the Holder and their permitted assigns and successors.

6.           No Right of Set Off. Makers shall have no right of set off or counterclaim with respect to the monies owing hereunder, and Makers hereby waive presentment; protest and notice of every kind and waives any defenses based upon indulgences, which may be granted by the Holder to Makers.

7.           Security. Makers acknowledge this Note is secured by certain Deeds of Trust, Mortgages, Assignments of Production, Security Agreements and Financing Statements executed by Maker, dated effective of even date herewith, given to Alden McCall, Trustee, for the benefit of Holder, covering interests owned by Makers in oil and gas leases on lands located in the States of Kansas and Utah (USA), and described in such Deeds of Trust, to the public record of which reference is made for all purposes.

8.           Attorneys' Fees: Expenses. The Holder may hire an attorney to help collect this Note if Makers do not pay, and Makers will pay Holder's reasonable attorneys' fees. Makers also will pay Holder all other amounts Holder actually incurs as court costs, lawful fees for filing, recording, releasing to any public office any instrument securing this Note; and the reasonable cost actually expended for repossessing, storing, preparing    for sale, and selling any security.

9.           Jury Waiver. The Holder and Makers hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Holder or Makers against the other.

10.         Governing Law. This Note will be governed by the laws of the State of Kansas without regard to its conflicts of law provisions.

MAKERS:

HEWITT PETROLEUM INC.		HEWITT ENERGY GROUP, INC.

By:	/s/ J. David Gowdy	By:	/s/ Douglas C. Hewitt

Title:	President/CEO	Title:	President